LM Funding America, Inc. Estimates that the 135.7 Bitcoin holdings on August 31, 2024, was valued at approximately $8.7 million in their monthly updates

TAMPA, FL, September 25, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended August 31, 2024.

Metrics *	Three Months 1st Qtr. 2024	One Month April 30, 2024	One Month May 31, 2024	One Month June 30, 2024	One Month July 31, 2024	One Month August 31, 2024	Eight Months Ended August 31, 2024
Bitcoin Beginning Balance	95.1	163.4	155.1	163.1	160.5	132.5	95.1
Bitcoin Mined, net	86.4	24.7	14.0	5.4	4.6	7.2	142.3
Bitcoin Sold	(18.0)	(33.0)	(6.0)	(8.0)	(32.5)	(4.0)	(101.5)
Service Fee	(0.1)	-	-	-	(0.1)	-	(0.2)
Bitcoin Holdings at Month End	163.4	155.1	163.1	160.5	132.5	135.7	135.7

Approximate Miners Deployed at Month End	5,940	5,880	5,510	1,878	3,800	3,700
Approximate Miners In-Transit at Month End			370	4,002	2,080	2,200
Approximate Potential Hash Rate at Month End (PH/s)	614	639	639	639	639	639

*Unaudited

The Company estimates that the value of its 135.7 Bitcoin holdings on August 31, 2024, was approximately $8.7 million, based on an estimated September 23, 2024, BTC price of $64,250.

Bruce Rodgers, Chairman and CEO of LM Funding, commented, "We continue to make significant progress on our key initiatives, including the expansion of our new 15 MW hosting facility near Oklahoma City, where we relocated approximately 3,000 Antminer S19j Pro machines. Hosting these machines at cost for the next six months will enable us to significantly reduce our operating expenses.”

“We are also investing the proceeds from our recent private placement, alongside the $5 million secured non-convertible loan facility, into high-return projects. These strategic investments are expected to be accretive, while accelerating our growth and driving meaningful returns on capital for our shareholders,” concluded Rodgers.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com